Exhibit 10.17

RESALE LOCK-UP AGREEMENT

This Resale Lock-Up Agreement (this “Agreement”) is dated as of May 7, 2020, by and between the stockholder set forth on the signature page to this Agreement (the “Holder”) and Wealthbridge Acquisition Limited, a British Virgin Islands company (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Share Exchange Agreement (as defined below).

BACKGROUND

A. The Purchaser has entered into that certain Share Exchange Agreement, dated as of October 28, 2019 (the “Share Exchange Agreement”), by and among the Purchaser, Scienjoy Inc., a Cayman Islands company (the “Company”), the stockholders of the Company, and certain other persons and entities.

B. The Share Exchange Agreement provides for, among other things, the Purchaser acquires 100% of the shares of Company Common Stock in exchange for the Closing Payment Shares (as defined in the Share Exchange Agreement) in accordance with the terms set forth in the Share Exchange Agreement; and.

C. The Holder is the record and/or beneficial owner of shares of common stock of the Company and is therefore entitled to receive Purchaser Common Stock (as defined in the Share Exchange Agreement) pursuant to the Share Exchange Agreement.

D. As a condition of, and as a material inducement for the Purchaser to enter into and consummate the transactions contemplated by the Share Exchange Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), the Holder irrevocably agrees that, except for (i) the Escrow Shares to be delivered to the Escrow Agent pursuant to the Share Exchange Agreement and the Escrow Agreement, (ii) as approved by the Board of the Purchaser, and (iii) the exceptions provided in Section 1.(c) hereof, it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Purchaser (each a “Disposition”).

(b) In furtherance of the foregoing, the Purchaser will (i) place an irrevocable stop order on all Closing Payment Shares which are Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) Notwithstanding Section 1.(a) and Section 1.(b) hereof, the restrictions set forth in Section 1.(a) hereof shall not apply to or restrict a Disposition by the Holder in connection with a transaction in which (i) any person or group shall have acquired or entered into a binding definitive agreement that has been approved by the board of directors of the Purchaser (or any duly constituted committee thereof) to acquire (1) more than 50% of the voting securities of the Purchaser or (2) assets of the Purchaser and the Company Group representing more than 50% of the consolidated earnings power of the Purchaser and the Company Group, taken as a whole, or (ii) any person shall have commenced a tender or exchange offer which, if consummated, would result in such person’s acquisition of Beneficial Ownership (as defined below) of more than 50% of the voting securities of the Purchaser, and in connection therewith, the Purchaser files with the Commission (as defined below) a Schedule 14D-9 with respect to such offer that does not either (1) recommend that the Purchaser’s shareholders reject such offer or (2) advise the Purchaser’s shareholders that the board of directors is considering its response to the offer, or (iii) the Holder transfers its Lock-up Shares to an Affiliate of the Holder or to any direct or indirect shareholder of the Holder, or (iv) the Holders transfers its Lock-up Shares as a bona fide gift, provided, in the cases of (iii) and (iv) that the transferee executes a lock-up agreement substantially the same as this Agreement. If the Purchaser commits a material breach of the Share Exchange Agreement prior to the Closing, this Agreement shall be terminated, and it shall not be binding upon the Holder from such termination date.

(d) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(e) For purpose of this agreement, “Lock-up Period” means a period of 365 calendar days from the Closing Date under the Share Exchange Agreement.

(f) For purpose of this agreement, “Beneficial Ownership” means beneficial ownership as defined under Rule 13d-3 under the Exchange Act.

(g) For purpose of this agreement, “Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act, or other governmental agency administering the securities laws in the jurisdiction in which the Purchaser’s securities are registered or being registered.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Purchaser, the Purchaser’s legal counsel, or any other person.

3. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Purchaser, or any economic interest in or derivative of such stock, other than those Purchaser Common Stock specified on the signature page hereto that the Holder will acquire at the Closing. For purposes of this Agreement, the Purchaser Common Stock beneficially owned by the Holder as specified on the signature hereto, together with any Purchaser Common Stock acquired during the Lock-up Period, if any, are collectively referred to as the “Lock-up Shares.”

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)	If to the Purchaser:

Unit B, 17/F Success Commercial Building

245-251 Hennessy Road

Wanchai, Hong Kong

Attn: Yongsheng Liu

Tel: (86) 186-0217-2929

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Giovanni Caruso, Esq.

Email: gcaruso@loeb.com

Fax: (212) 407-4866

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto,

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Purchaser and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Dispute Resolution. Article XII of the Share Exchange Agreement regarding arbitration of disputes is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Share Exchange Agreement, the terms of this Agreement shall control.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WEALTHBRIDGE ACQUISITION LIMITED

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Chief Executive Officer

Signature Page to Resale Lock-up Agreement (WBY)

IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

WBY ENTERTAINMENT HOLDINGS LTD.

By:	/s/ Bo Wan
Name:	Bo Wan
Title:	Director

NUMBER OF Lock-up Shares:

3,892,650 shares of Purchaser Common Stock

Signature Page to Resale Lock-up Agreement (WBY)